                                                                EXHIBIT 10.27


                       LICENSE AND DEVELOPMENT AGREEMENT

This Agreement is between PROTEIN POLYMERS TECHNOLOGIES, INC., a Delaware corporation, having its place of business at 10655 Sorrento Valley Road, San Diego, California 92121 (hereinafter referred to as "PPTI"), and PROSPECTIVEPIERCING LIMITED, to be known as FEMCARE UROLOGY LIMITED, a company incorporated under the laws of England and Wales whose registered office is at St. Peter Street, Nottingham NG7 3EN, England (hereinafter referred to as "FEMCARE").

                              W I T N E S S E T H:

WHEREAS, PPTI is developing and intends to commercialize the Product; and

WHEREAS, FEMCARE, has experience and capability in obtaining governmental approvals in the Territories for medical devices and in marketing such products throughout the Territories; and

WHEREAS, FEMCARE, desires to purchase from PPTI an exclusive license to market the Product in the Territories solely for use in the Field; and

WHEREAS, PPTI desires to sell to FEMCARE an exclusive license to market the Product in the Territories in the Field, subject to the terms and conditions of this Agreement; and

WHEREAS, FEMCARE desires to engage PPTI to manufacture and supply to FEMCARE, the Product for Commercialization in the Territories in the Field;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, PPTI and FEMCARE agree as follows:


1.  DEFINITIONS

In this Agreement (including the recitals) the following expressions shall have the following meanings unless the context otherwise requires:

"Affiliate" shall mean, in relation to either party, (a) any company, partnership, limited liability company, or other entity in which the relevant party directly or indirectly holds 30% or more of the voting interests, (b) any company which holds directly or indirectly 30% or more of the voting stock or shares of the relevant party, (c) any other company, partnership, limited liability company, or other entity in which 30% or more of the voting interests is directly or indirectly held by any company described in clause (b), or (d) any company partnership, limited liability company, or other entity in which the relevant party directly or indirectly holds less than 30% of the voting interests but has management control of such company in that it has the ability to appoint or remove the majority of the directors or managers of such company.

"Calendar Quarter" shall mean the usual and customary FEMCARE calendar quarters, the first quarter being the months of January, February and March, the second quarter being the months of April, May and June, the third quarter being the months of July, August and September, and the fourth quarter being the months of October, November and December.

"Clinical Efficacy Trials" shall mean trials of the Product on sufficient numbers of patients to establish the safety and efficacy of the Product in order to assist the parties in obtaining Regulatory Approval for the manufacture and Commercialization of Product.

"Clinical Safety Trials" shall mean trials for the first introduction into humans of the Product with the purpose of establishing its safety sufficiently to proceed to Clinical Efficacy Trials.

"Commercialization" shall mean the continuous marketing, use, offer for sale, sale and supply of the Product to third parties, and "Commercialized" shall be construed accordingly.

"Competitive Product" shall mean Contigen, Macroplastique, Durasphere and similar injectable or inplantable products for the treatment of stress urinary incontinence which compete with the Product in the Territories in the Field.

"Copyright" shall mean all copyright and rights in the nature of copyright to which PPTI or its Subsidiaries may now or may subsequently become entitled in or in respect of all drawings and other documents, recordings in any form and/or other materials bearing or embodying any part of the Know-How or the Regulatory Information including without limitation any such materials consisting of or containing software or databases.

"Effective Date" shall mean January 26, 2000.

"Existing IDE" shall mean the investigational device exemption application filed with the FDA by PPTI in respect to the Product: ***.

"FDA" shall mean the United States Food and Drug Administration.

"Field" shall mean soft tissue augmentation in the genitourinary tract to treat urological symptoms of disease, including the delivery in any manner of lidocaine or an equivalent local anesthetic to ameliorate pain associated with such treatment, but excluding all other drug delivery (except as aforesaid), birth control, cosmetic tissue augmentation, and adhesive and sealant applications and all other uses of soft tissue augmentation.

"IDE" shall mean an investigational device exemption application filed with the FDA by PPTI.

"Intellectual Property" shall mean Patents, Know-How and Copyright.

"Know-How" shall mean all information, data or experience whether patentable or not, useful in the Field in the Territories owned or controlled by PPTI or its Subsidiaries at any time prior to or during the term of this Agreement, including without limitation, processes, techniques, methods, products, apparatuses, cultures, other biological materials and other materials and compositions, operating instructions, machinery designs, raw material or


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

product specifications, drawings, blue prints, and any other technical and commercial information relating to research, design, development, manufacture, assembly, use or sale of the Product which are or may be useful in the Field, but excluding PMA Know-How and information and data that cannot be disclosed without PPTI or its Subsidiaries being in breach of a bona-fide confidentiality obligation to a third party.

"Joint Product" shall mean a product whose manufacture, marketing, use or sale would infringe a Valid Claim of a Joint Invention.

"Marketing Year" shall mean each period of 12 months calculated from the first day of the month following the date on which FEMCARE shall first sell Products to independent third parties on a commercial basis in any of the Territories. The first Marketing Year shall include sales made in the month preceding the commencement date of the first Marketing Year.

"Net Sales" shall, subject to the two provisos to this definition, mean:

     (a) the invoiced price of Product upon the sale by a party or its Affiliates and distributors of Product to third parties (other than Affiliates);

     (b) subject to paragraph (c) of this definition the fair market value of sales or transfers of Product from a party to Affiliates, where the fair market value shall be determined from the sales of similar volumes of Product in the same Territory (or if none a comparable Territory) to third parties (other than Affiliates); or

     (c) invoiced price of Product upon the sale by a party to an Affiliate of Product which is to be used primarily for performing clinical trials or testing to obtain Regulatory Approval in the United States or the Territories, in each case less the following amounts:

           (i) all normal discounts of any type or nature (e.g., cash discounts, volume discounts, credits and rebates if not already reflected in the invoiced price);

           (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return;

           (iii) provided the amounts are separately charged upon the invoice and not already excluded from Net Sales all proper deductions for any costs of packaging, insurance, carriage, freight, value added tax or other sales tax, import duties or similar government levies or export insurance cost;

           each determined in accordance with such party's accounting principles from time to time or if none are applicable generally accepted accounting principles in the United Kingdom or United States, as the case may be, from time to time consistently applied.

           Provided that if Product is sold by a party in a Territory in combination with another product sold by that party and the Product is not separately invoiced or priced on the relevant invoice for the Product and the other product, Net Sales for such Product in a Calendar Quarter will be calculated by multiplying actual Net Sales of the Product and other product in the Territory in such Calendar Quarter by the fraction A/(A+B) where A is the average invoiced price (less the amounts referred to in (iii) of this definition) of Product when sold separately by such party is such Territory in such Calendar Quarter to third parties (other than Affiliates) and B is the invoice price (less the amounts referred to in (iii) of this definition) of the other product when sold separately by such party in such Territory to such third parties (other than Affiliates) in such Territory in such Calendar Quarter.

           Provided further that if in the circumstances described in the preceding proviso either the Product or the other product is not sold separately in a Territory in a Calendar Quarter by party, Net Sales for Product shall be calculated by multiplying actual Net Sales of the Product and other product by the fraction D/E where D is a party's direct cost of Product, and E shall be a party's aggregate direct cost of the Product and other product. For purposes of the foregoing, if the party is FEMCARE, party shall mean FEMCARE and its Affiliates and if the party is PPTI, party shall mean PPTI and its Subsidiaries (and the term "Subsidiaries" (and the term "Subsidiaries" shall be substituted for "Affiliates").

"Net Selling Price" shall mean the same as Net Sales save that Joint Product or Joint

Products shall be substituted for "Product" or "Products" (as the case may be) wherever the latter appear.

"Patent(s)" shall mean:

     (a) any and all the patents and applications for patents that are identified in Schedule A, any foreign counterparts thereof, all continuations, continuations-in-part, divisions and renewals thereof, all patent supplementary protection certificates and similar rights that are based on or derive priority from any of the foregoing or which may be granted thereon, and all reissues, re-examinations, extensions, patents of addition and patent of importation thereof;

     (b) any and all patent applications by PPTI related to or based on any Know-How related to the Product or Product Improvements, if applicable, that is developed by PPTI during the term of this Agreement, all continuations, continuations-in-part or divisions of any such applications, any patents which shall issue based on such applications, continuations, continuations-in-part or divisions and any and all patents, patent supplementary protection certificates and similar rights that are based upon or derive priority from any of the foregoing or which may be granted thereon and all reissues or extensions thereof or patents of addition thereto but not including any PMA Know-How developed by PPTI after completion of its obligations under Article 3.01; and

     (c) all such patent applications, patents Certificates and rights, a Valid Claim of which would be infringed by the manufacture marketing use or sale of the Product (but for the license granted herein).

"Performance Benchmarks" shall mean the goals set forth on Schedule B as may from time to time be modified by the Advisory Board.

"PMA" shall mean a premarket approval application filed with the FDA, or if a PMA is not the appropriate filing, then the suitable filing to obtain Regulatory Approval in the United States.

"PMA Know-How" shall mean any Know-How that would be embodied in Product Improvements.

"Product(s)" shall mean Polymer 47K Urethral Bulking Agent as currently approved by the FDA under IDE *** (whether or not including or injecting lidocaine or an equivalent local anaesthetic) and any modifications made thereto as part of its PMA approval and any amendment thereto.

"Product Improvements" shall mean any improvement, enhancement or modification of or alternative or substitute for the Product proposed to be developed by PPTI or its Subsidiaries that if made, would require the filing of a new IDE or PMA or the like with the FDA in addition to the Existing IDE and any PMA to be obtained in respect to the Product pursuant to the provisions of Article 3.

"Regulatory Approval" shall mean with respect to any country, filing for and receipt of all regulatory agency or other registrations and approvals required in such country in respect of Product for any purpose specified in this Agreement of if no purpose is specified to enable the Product to be manufactured and for Commercialization to take place in such country.

"Regulatory Information" shall mean all information, correspondence, reports, documentation and approvals (however stored) in the possession or under the control of a party in respect of any Regulatory Approvals required for the Product in the United States or any Territory.


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

"Subsidiary" shall mean a corporation, limited liability company or partnership of which a party holds 50% or more of the voting or economic interest.

"Supply Agreement" shall mean the Supply Agreement to be entered into between PPTI and FEMCARE substantially in form attached as Schedule E.

"Territories" shall mean the countries listed in Schedule D and such other countries as the parties shall agree in writing from time to time and "Territory" shall mean any one of them.

"Valid Claim" shall mean a claim in any pending patent application or unexpired patent which has not been held invalid by a decision of a court or other appropriate body of competent jurisdiction against which there is no appeal or where any period for appealing against such decision has expired without an appeal having been validly submitted.

2  GRANT OF LICENSE

2.01  Rights Granted.
      --------------

     (a) Subject to the terms and conditions of this Agreement, PPTI hereby grants to FEMCARE and FEMCARE hereby accepts from PPTI a license to use the Intellectual Property for the purpose of Commercialization of the Product solely in the Field in the Territories.

     (b) Subject to paragraph (c) of this Article, Article 4.02(b) and Schedule B the grant of such license to FEMCARE shall be exclusive against all parties including PPTI for the term of this Agreement.

     (c) If during the term of this Agreement FEMCARE shall sell Competitive Products in the Territories without the prior written consent of PPTI, the grant of this license shall immediately become non-exclusive for the remainder of the term of this Agreement.

     (d) The grant of such license to FEMCARE shall not include the right to sublicense to any other person or entity any rights granted hereunder, in whole or in part, without the prior written approval of PPTI, except as permitted pursuant to paragraph (e) of this Article.

     (e) FEMCARE shall have the right to grant sublicenses to any Affiliate or to any third party of such license or any rights granted to FEMCARE under this Agreement upon such terms and conditions as PPTI shall approve, such approval not to be unreasonably withheld or delayed.

     (f) The parties shall execute such formal licenses as are consistent with the terms and provisions of this Agreement that FEMCARE considers may be necessary or appropriate for registration with any relevant patent or other authorities in the Territories.

2.02 Product Improvement Option.
     --------------------------

     (a) PPTI hereby grants to FEMCARE an exclusive right of first opportunity to be granted rights and licenses by PPTI or any of its Subsidiaries to obtain Regulatory Approval for and undertake Commercialization of any Product Improvements during the term of this Agreement in the Field and the provisions of this Article 2.02 shall apply in respect of such opportunity.

     (b)   During the term of this Agreement, PPTI shall:

           (i) promptly notify FEMCARE of each Product Improvement that it proposes to develop, obtain Regulatory Approval for and commence Commercialization of (either by itself or through a Subsidiary or third party), and

           (ii) present to FEMCARE in writing the terms and conditions upon which PPTI would require FEMCARE to participate in the development of, and obtaining of Regulatory Approvals for such Product Improvement and be willing to license/sublicense such Product Improvement to FEMCARE together with such information as FEMCARE reasonably requires to enable it to evaluate the validity of the proposed development, obtaining such Regulatory Approvals and undertaking such Commercialization itself or through an Affiliate in the Field in the Territories.

     (c) FEMCARE shall have sixty (60) days in which to accept such terms and conditions proposed by PPTI, or, if it so desires, to propose to PPTI alternative terms and conditions. PPTI shall have fifteen (15) days in which to accept or reject any such alternative.

     (d) If FEMCARE accepts PPTI's terms and conditions or if PPTI accepts such alternative terms and conditions, the parties shall promptly execute and deliver to each other a license agreement containing the mutually agreed terms and conditions.

     (e) If the conditions in paragraph (d) of this Article shall not apply, FEMCARE shall be deemed to have waived and relinquished any and all rights it may have to participate in the development of, obtain Regulatory Approval for or to exploit the subject Product Improvement and PPTI shall thereafter have the right to develop, obtain Regulatory Approvals for and to commence Commercialization (either by itself or through a Subsidiary or a third party) of the Product Improvement anywhere in the world except in the Field within the Territories, unless it has the prior written consent of FEMCARE. If the preceding provision shall prove to be invalid for any reason, and PPTI shall offer any other person such rights as aforesaid in the Field in the Territories on more favorable terms than those offered to FEMCARE or proposed by FEMCARE under this Article 2.02, PPTI shall make a new offer to FEMCARE of such rights on the same terms as are offered to such third party, and FEMCARE shall have ten (10) Business Days (any day other than Saturday, Sunday or a legal holiday on which the banks in New York City are closed) to accept such new offer, failing which FEMCARE shall have no further claim to such Product Improvements rights.

2.03 Manufacturing Rights.  PPTI hereby grants to FEMCARE an exclusive option
     --------------------
     to acquire the right and license to the Intellectual Property and the Escrow Materials (as defined in the Escrow Agreement), to make or have made the Product for use and Commercialization by FEMCARE and its Affiliates, distributors and sub-licensees on the terms and conditions of Article 2.01 in the Field within the Territories. Said option shall be deemed to have been exercised if at any time during the term of this Agreement, FEMCARE shall have properly given notice to withdraw the Escrow Materials pursuant to the Escrow Agreement.

2.04 Reserved Rights. PPTI retains all rights to the Product and the
     ---------------
     Intellectual Property not expressly granted to FEMCARE pursuant to this Agreement.

2.05 Sale outside of Territories.  During the terms of this Agreement PPTI
     ---------------------------
     shall not and shall procure that no Subsidiary shall sell or offer for sale the Product to any third party outside the Territories knowing or having reasonable grounds for believing that such third party intends to sell the Product in the Territories.

3    PRODUCT DEVELOPMENT

3.01 PPTI undertakes to FEMCARE to use its reasonable efforts:-

     (a) to further research and develop the Product so that it complies in all respects with the specification referred to in the Supply Agreement;

     (b) develop the methods and processes of manufacturing the Product so that PPTI is able to comply in all respects with its obligations to FEMCARE under the Supply Agreement;

     (c) develop the procedures for manufacturing, producing and packaging (except to the extent that this is the responsibility of FEMCARE pursuant to clause 3.02(C)) the Product under FDA Quality System Regulations and/or ISO 9001 Standards, as applicable, in commercial quantities; provided that PPTI's obligation in respect of packaging shall only extend to developing the minimum packaging required for or pursuant to such FDA Regulations;

     (d) develop cost estimates for the commercial scale production of Product;

     (e)   complete the Clinical Safety Trials in accordance with the IDE;

     (f) Upon receipt of FDA and other applicable Regulatory Approvals for the export of the Product to the Territories, to thereafter supply to FEMCARE, at FEMCARE's expense as provided herein, at the times and in the quantities reasonably required by FEMCARE to achieve its Performance Benchmarks and otherwise determined by the Advisory Board such samples of Product as FEMCARE reasonably deems to be required for the Clinical Efficacy Studies and other clinical trials within the Territories;

     (g) supply to FEMCARE promptly all Know-How reasonably requested and Regulatory Information required by FEMCARE in sufficient detail and quality for use in connection with obtaining Regulatory Approvals or for any other proper purpose under this Agreement, including, without limitation, carrying out its duties under paragraph (f) of Article 3.02; and

     (h) at the request and expense of FEMCARE, conduct or permit FEMCARE to conduct any clinical and field trials and studies in addition to the Clinical Efficacy Trials required in connection with any Regulatory Approvals in the Territories.

3.02 FEMCARE Activities.
     ------------------

     FEMCARE undertakes to PPTI to use its reasonable efforts to:

     (a) obtain all Regulatory Approvals that are required for Commercialization of the Product in the Field in the Territories listed in Schedule C;

     (b) obtain all Regulatory Approvals that are required for Commercialization of the Product in the Field in the Territories other than those listed in Schedule C when FEMCARE in its absolute discretion shall determine that obtaining such Regulatory Approvals is warranted to provide timely and orderly market introduction of the Product in such Territories;

     (c) develop packaging and labelling of the packaging of the Product (except to the extent this is the responsibility of PPTI pursuant to clause 3.01(c) which complies with any Regulatory Approvals for Territories or other laws of Territories where Commercialization is imminent;

     (d) conduct the Clinical Efficacy Trials and such outcome analysis thereof as may be required in the Territories; and

     (e) provide to PPTI such information and cooperation as PPTI reasonably requires in order to assist PPTI to obtain any required Regulatory Approvals for the export of Product to the Territories.

3.03 Expenses Unless otherwise expressly stated each party shall bear the cost
     --------
and expense of carrying out their respective obligations under Articles 3.01 and
3.02 and, without prejudice to such obligations, each party undertakes to the other to:

     (a) carry out its obligations expeditiously (subject to Article 3.02(b)) with all due diligence care and skill with a view to complying with such obligations where time is a relevant factor (subject as aforesaid) as soon as is reasonably practicable after the date hereof;

     (b) liaise with and provide all reasonable advise assistance and information to the other party arising out of such obligations;

     (c) supply to the other promptly all Regulatory Information in its possession;

     (d) exchange with each other status reports and updates in reasonable detail setting out the progress they have made in connection with such obligations upon request by either of them, such requests not to be made more often than once in each Calendar Quarter;

     (e) permit the other party at any time during normal business hours upon reasonable notice and at reasonable intervals to visit any premises in its ownership or control, and to use reasonable efforts to obtain permission for other facilities at which testing or trials are being carried out by the other directly or indirectly in connection with such obligations;

     (f) procure that in complying with such obligations it complies strictly with all applicable laws and regulations including without limitation those that apply to the conduct of any activities at any site at which such activities are being carried on.

3.04 (a) After this Agreement has been executed and delivered, the parties agree to form an Advisory Board made up of not more than four (4) individuals, two (2) each from PPTI and FEMCARE, which shall include PPTI's President from time to time and FEMCARE's managing director from time to time, which Advisory Board shall be retained throughout the term of this Agreement.

     (b) Subject to paragraph (c) of this Article the Advisory Board shall meet from time to time (but at least once a Calendar Quarter and more frequently if mutually agreed to by PPTI and FEMCARE) to discuss such matters as it considers appropriate arising out of this Agreement and the Supply Agreement.

     (c) After the commencement of Commercialization in Australia and at least one other Territory, the Advisory Board shall meet semiannually.

     (d) The location, time and length of meetings of and all procedural matters (including quorums and voting) relating to the Advisory Board shall be agreed to by the parties.

     (e) The Advisory Board shall alternate the location of its meetings between the facilities of each of the parties or by mutual agreement meet at any location or telephonically.

     (f) Without prejudice to the respective rights and obligations of the parties under this Agreement the Advisory Board shall have executive authority to deal with such matters as shall be mutually agreed upon in writing by all members of the Advisory Board.

3.05 Supply Agreement
     ----------------

     (a) Each of PPTI and FEMCARE shall cause to be deposited into escrow with Piper, Marbury, Rudnick & Wolfe, Chicago, Illinois, a copy of the Supply Agreement executed by a duly authorized officer or director of such party.

     (b) The copies of the Supply Agreement shall be dated and delivered to FEMCARE (as to the PPTI executed Supply Agreement) and PPTI (as to the FEMCARE executed Supply Agreement) as provided in the written instructions and notice to said law firm setting forth the date on which Commercialization is to commence or has commenced (i) from FEMCARE that it intends to commence the Commercialization of Product under this Agreement or (ii) from PPTI that FEMCARE has commenced the Commercialization of Product under this Agreement.

     (c) If written instructions and notice to said law firm have not been delivered thereto on or before ***, without any further instruction or action, said law firm shall return to PPTI the copy of the Supply Agreement deposited by it and return to FEMCARE the copy of the Supply Agreement deposited by it.

     (d) FEMCARE and PPTI jointly and severally agree to indemnify, defend and hold Piper Marbury Rudnick & Wolfe harmless from any and all losses, costs, damages and expenses said law firm may suffer or incur as a result of its serving as escrow agent for the Supply Agreement.


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     (e) Piper Marbury Rudnick & Wolfe may, upon 10 days notice to PPTI and FEMCARE withdraw as escrow agent for the Supply Agreement. The parties shall promptly meet to designate a replacement escrow agent and so notify Piper Marbury Rudnick & Wolfe, who on the written instructions of the parties shall deliver the Supply Agreements in its possession to the replacement escrow agent. Failing the appointment of a replacement escrow agent for the Supply Agreement, Piper Marbury Rudnick & Wolfe shall return the Supply Agreement signed by PPTI to PPTI and the return the Supply Agreement signed by FEMCARE to FEMCARE.

4    PAYMENTS TO PPTI

4.01 License Fees. FEMCARE, relying on the representations and warranties by
     ------------
PPTI in Article 20.2 shall pay to PPTI a non-refundable license fee of US$1,000,000, which shall be payable in two equal US$500,000 installments, the first being due and payable by wire transfer upon execution and delivery of this Agreement and the second being due and payable by wire transfer on May 1, 2000.

4.02 Royalties.
     ---------

     (a) Subject to the provisions of this Agreement, FEMCARE shall pay PPTI, within thirty (30) days after the close of each Calendar Quarter throughout the term of this Agreement commencing after the first day of the first Marketing Year a royalty equal to *** of Net Sales of Product for the Calendar Quarter (or part thereof in the case of the first or last Calendar Quarter for which a royalty is payable if not a full quarter) then ended, such royalty to be calculated initially in Pounds Sterling (on the basis of Net Sales) and converted to and paid in United States Dollars at the average buy/sell exchange rate announced by Chase Manhattan Bank, N.A., New York, New York, or its successor, for the last Business Day of the Calendar Quarter for which such royalties are payable.

------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     (b) If the total royalty payable to PPTI by FEMCARE for the first Marketing Year and each subsequent Marketing Year is less than the applicable "Minimum Royalty" for that Marketing Year, FEMCARE shall within 90 days of the end of each such Marketing Year pay to PPTI (subject to paragraph (e) of this Article 4.02) a sum equal to the applicable Minimum Royalty less the actual royalty payable. At any time after the fifth Marketing Year, FEMCARE may notify PPTI that it is not going to make such payment in respect of any Marketing Year commencing after such fifth Marketing Year in which case the license granted pursuant to clause 2.01 shall at the expiry of such 90 day period become non-exclusive to FEMCARE for the remainder of the term of this Agreement.

           The applicable Minimum Royalty shall be as follows:

           Marketing Year                Minimum Royalty

               First                     ***

               Second                    ***

               Third                     ***

               Fourth                    ***

               Fifth and thereafter      ***

     Provided that if the rate of royalty payable under Article 4.02 is reduced pursuant to any provision of this Agreement or FEMCARE is permitted by this Agreement to set off or deduct any monies against any royalty payable to clause 4.02, the Applicable Minimum Royalty shall be calculated as if such rate of royalty had not been so reduced and such set off or deduction had not been made.

------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     Provided further that in any relevant Marketing Year such applicable Minimum Royalty shall be reduced by the extent to which FEMCARE failed to sell or procure that sale of sufficient Products to avoid having to pay such Minimum Royalty directly as a result of any material breach of this Agreement or the Supply Agreement by PPTI (and for this purpose force majeure under either Agreement which prevents PPTI from being in breach thereof shall be disregarded, and in the case of a force majeure affecting FEMCARE or its performance on which such Minimum Royalty for such Marketing Year depends is affected by the force majeure, the Minimum Royalty shall be reduced by such fair amount.

     Provided, however, that no Minimum Royalty shall be payable in respect of any period during which Product cannot be Commercialized as a result of any inherent defect in the Product, any Recall required by any applicable regulatory body that is not specific to identified Product lots that are replaced within a reasonable period of time, or the Product being found to not be safe for use in humans.

     (c) If the applicable royalty rate exceeds the permissible rate established in a Territory for royalty payments in that Territory or royalty remission from that Territory, as the case may be, the rate of royalty shall not exceed the established permissible rate and FEMCARE shall pay the difference between the royalty due and the royalty at the established permissible rate unless said payments made outside the Territory are illegal. In such event, the parties shall negotiate in good faith such equitable adjustments to other payments and financial obligations as may be appropriate so that the parties realize the intended benefits of this Agreement.

     (d) Any Affiliate of FEMCARE may pay any royalty obligations of FEMCARE under this Agreement directly to PPTI with the same effect as if the payment had been made by FEMCARE.

     (e) All payments under this Agreement shall be made without deduction of any taxes, charges, or duties except for such taxes, charges or duties which are required under any applicable laws to be deducted. Any tax deducted by FEMCARE or any Affiliate of FEMCARE under the laws of any foreign country for the account of PPTI shall be promptly paid to the proper governmental authority, and FEMCARE or its Affiliates shall furnish PPTI with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable PPTI to document claim for income tax credit in respect to any sum so deducted. Any such tax required to be withheld shall be an expense of and borne solely by PPTI.

     (f) FEMCARE shall keep accurate books and records of all payments due to PPTI. Said books of account shall be kept at FEMCARE's principal place of business or the principal place of business of an appropriate Affiliate to which this Agreement relates.

     (g) PPTI shall have the right to nominate an independent accountant acceptable to and approved by FEMCARE (which approval shall not be unreasonably withheld) who shall have access to FEMCARE's records on reasonable notice during reasonable business hours for the purpose of verifying, at PPTI's expense (except as provided below), the royalty payable as provided for in this Agreement for the three preceding years, but this right may not be exercised more than once in any year. PPTI shall solicit or receive only information relating to the accuracy of the royalty report and the royalty payments made. Any underpayment of royalty shall be paid within thirty (30) days of the delivery of a detailed written accountants report to FEMCARE. Any overpayment of royalty shall be credited to the next royalty payment due from FEMCARE. If no further royalty payments will be due then a refund will be made within sixty (60) days of the audit. If the accountant's report shows an underpayment of royalties of five percent (5%) or more, FEMCARE shall reimburse PPTI for all cost and expense of the accountant's report.

     (h) FEMCARE shall deliver to PPTI written reports of Net Sales during the preceding Calendar Quarter on or before the thirtieth (30th) day following the end of each Calendar Quarter. Such reports shall include a calculation of the earned royalty due and shall be accompanied by the monies due. If no earned royalties are due, then FEMCARE shall indicate such on its written report.

4.03 Samples.
     -------

     (a) FEMCARE shall purchase from PPTI and PPTI shall sell to FEMCARE such quantities of Product in units of *** purchased in a primary container, individually wrapped and labelled so as to comply with any applicable Regulatory Approvals or laws as FEMCARE may reasonably require to conduct the Clinical Efficacy Trials.

     (b)   Initial sample delivery shall be determined by the Advisory Board.

     (c) FEMCARE shall pay to PPTI upon delivery of each such sample (FOB at PPTI in San Diego, California) an amount equal to PPTI's cost of manufacture, not to exceed *** unit of Product plus the cost of packaging and delivery of (by the method required by FEMCARE) the Product from San Diego, California to Nottingham, England or other site(s) designated by FEMCARE.

5    DUTIES OF FEMCARE AND TRADE MARKS

5.01 FEMCARE shall during the term of this Agreement:

     (a) Subject to paragraphs (a) and (b) of Article 3.02 use its reasonable efforts:

           (i) to Commercialize the Product in the Territories throughout the term of this Agreement;

           (ii) to begin selling the Product in a Territory promptly after obtaining Regulatory Approval therefor;

           (iii) to maintain adequate sales representation in each Territory once sales of the Product have commenced there;

           (iv) maintaining adequate facilities for the storage and distribution of such quantities of the Product as may from time to time be reasonably necessary to adequately serve the applicable Territories; and


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

           (v) subject to the express provisions of this Agreement to provide the standard and type of services consistent with the services currently provided by FEMCARE in connection with the sale and distribution of its own products or any products sold by FEMCARE, Ltd. provided that FEMCARE may satisfy any of the foregoing obligations either itself or through Affiliates, distributors or sub-licencees;

     (b) not to permit its Affiliates, distributors or sub-licensees to make any verbal or written warranties, representations, or claims concerning the Product except as approved in advance by PPTI in writing;

     (c) to address and resolve promptly all customer complaints related to Products supplied by FEMCARE, its Affiliates or distributors or sub-licencees in a manner consistent with FEMCARE'S and FEMCARE, Ltd.'s approach to the resolution of complaints lodged against other products marketed by them, (subject to PPTI providing FEMCARE with any information in its possession that may facilitate prompt and favorable resolution of any such complaints);

     (d) to maintain complete records regarding such complaints and the resolution thereof and make these available to inspection by PPTI on reasonable notice during business hours;

     (e) to maintain such reports of the Product sold by FEMCARE as are required by all applicable laws and retain such records for at least five (5) years following the expiration or other termination of this Agreement;

     (f) not to sell, nor authorise its Affiliates, distributors or sub-licensees to sell any Product past the shelf date or expiration date for such Product printed on the packaging thereon.

5.02 (a) FEMCARE shall have the exclusive right to select all trademarks and trade names to be associated with the Product in the Territories subject to the approval of PPTI, which approval will not be unreasonably withheld or delayed.

     (b) All costs associated with the registration and maintenance of such trademarks and trade names in the Territories will be borne by FEMCARE.

     (c) FEMCARE shall grant to PPTI a royalty free, perpetual license (with the right to sublicense) to use the trademarks and trade names in connection with the marketing and sale of Product outside the Territories in the Field on such other terms as FEMCARE shall reasonably require so as to prevent FEMCARE'S rights in such trade marks or trade names being damaged by PPTI's use thereof under such license.

     (d) The parties will not do or cause or permit to be done any act or thing impairing the validity or enforceability of such trademarks or trade names.

5.03 While the Product is manufactured by or for PPTI all labeling for the Product shall disclose that the Product is manufactured by PPTI. Such statements shall prominently appear on all packaging, labels, advertising and promotional materials for the Product.

6    CONFIDENTIALITY

6.01 Subject to Article 6.03 during the term of this Agreement and for a period of five (5) years thereafter, each party shall maintain in confidence and shall not disclose to any third party any Know-How or other information received from the other party relating to the Product, and shall not use the other party's Know-How or other information except for the purposes of this Agreement without the prior written consent of such other party (such Know-How and other information being called in this Article "Confidential Information"). These confidentiality and non-use obligations shall not apply to any Confidential Information that the receiving party can demonstrate:

     (a) at the time of disclosure to the receiving party was, or thereafter becomes, a part of the public domain through no fault of the receiving party, its Affiliates distributors or sub-licensees;

     (b) was subsequently lawfully disclosed to the receiving party by a third party not under an obligation of confidentiality with or through the disclosing party;

     (c) was in the lawful possession of the receiving party prior to disclosure by the disclosing party; or

     (d) is required to be disclosed by judicial or administrative order provided that notice is given to the disclosing party and the disclosing party has an opportunity to seek a protective order, and further provided, that disclosure is limited to compliance with the judicial or administrative order.

6.02 During the term of this Agreement, each party shall take all reasonable steps to:

     (a) prevent any disclosure in breach of Article 6.01 of Confidential Information of the other which would be materially prejudicial to the interests of the other party;

     (b) limit the disclosure of information to such of its Affiliates, distributors and sub-licensees and their respective employees as require the information for the purposes of this Agreement; and

     (c)   procure that the persons referred to in paragraph (b) of this Article
           6.02 enter into appropriate confidentiality agreements.

6.03 Notwithstanding the foregoing provisions of this Article, the parties and their Affiliates, distributors and sub-licensees shall be entitled (subject to obtaining the prior written approval of PPTI such approval not to be unreasonably withheld or denied) to disclose Confidential Information of the other party which would otherwise be protected by the provisions of Article 6.01 to actual or potential customers for Product in so far as such disclosure is reasonably necessary to Commercialize Products.

6.04 FEMCARE shall not, without the prior written consent of PPTI, during the term of this Agreement or for a period of two (2) years after its termination or expiration, unless PPTI has ceased operation in the Field, employ or contract with any person employed by PPTI or its Affiliates during the term of this Agreement who has worked on any of the subject matter of the Know-How.

6.05 PPTI shall not, during the term of this agreement or for a period two (2) years after its termination or explanation (unless FEMCARE has ceased operation) employ or contract with in the Field any Affiliate, distributor or sub-licensee of FEMCARE in the Field during the term of this Agreement or any employee of FEMCARE, its Affiliates, distributors or sub-licensees in the Field during the term of this Agreement without the prior written consent of FEMCARE.

6.06 Immediately upon the expiration or other termination of this Agreement, FEMCARE shall return to PPTI all of the information regarding the Know-How and all copies thereof (including summaries and notes thereof), in its possession or control, except that one copy of such information may be retained by FEMCARE's counsel under seal to evidence compliance with this Agreement.

7    INDEMNIFICATION

7.01 By FEMCARE. FEMCARE shall indemnify, defend and hold PPTI, its Affiliates,
     ----------
     and the officers, directors and employees of PPTI and its Affiliates harmless from and against any and all liabilities, damages, loss, cost or expense (including reasonable attorneys' fees) resulting from third party claims or suits brought against PPTI or its Affiliates which arise out of FEMCARE's breach of any of its duties or obligations under this Agreement or from any willful misconduct or negligent acts or omissions of FEMCARE, its Affiliates, distributors or employees in the manufacture, labeling, storage, transport, distribution or Commercialization of the Product.

7.02 By PPTI. PPTI shall indemnify, defend and hold FEMCARE, its Affiliates,
     -------
     distributors and sub-licensees harmless against all liabilities, damages, loss, cost or expense (including reasonable attorneys' fees) resulting from third party claims and suits brought against them which arise out of PPTI's breach of any of its duties or obligations under this Agreement or from any or any of them willful misconduct or negligent acts or omissions of PPTI or its Subsidiaries, licensees or employees in the manufacture, labelling, storage, transport, distribution or Commercialization of the Product.

7.03 Notice and Defense. Each party seeking indemnity ("Claimant") pursuant to
     ------------------
     this Article shall promptly notify in writing the other ("Indemnitor") of any claims or suits for which it seeks indemnification from the other party. The Indemnitor shall promptly assume responsibility for the defense of the claim or suit, including settlement negotiations and any legal proceedings which Indemnitor shall handle at its sole discretion, and Claimant shall fully cooperate in Indemnitor's handling and defense thereof. In no event shall a Claimant make any payment on any claim or suit for which indemnity may be sought without the prior written consent of the Indemnitor.

7.04 Damages. Notwithstanding any provision in this Agreement which may be to
     -------
     the contrary in no event will either party be liable to the other for special, exemplary, or punitive damages.

8    RECALL

     If the Supply Agreement is not in effect and FEMCARE is manufacturing or having manufactured the Product pursuant to any license granted hereunder, FEMCARE, in its sole discretion, by order of a government or government agency, or at the direction of

     PPTI, determine to recall any Product, FEMCARE shall notify PPTI promptly by telephone or electronic mail or telecopy. FEMCARE shall give PPTI reasonable opportunity to comment in advance on any public announcement to be made by FEMCARE regarding any recall. In the event any Product is recalled, FEMCARE shall assume complete responsibility for conducting such recall; however, PPTI shall provide FEMCARE with any information that may be in PPTI's possession or control concerning the manufacture of the Product which FEMCARE reasonably may require to conduct such recall. FEMCARE and PPTI shall cooperate to identify and correct deficiencies, if any, in the manufacture, shipment, storage or distribution of the Product. FEMCARE shall pay all costs of conducting such recall.

9    INVENTIONS

9.01 PPTI Inventions.
     ---------------

     (a) Title to any inventions or discoveries made by PPTI employees or agents without inventive contribution of FEMCARE employees or agents, based on any PPTI Know-How related in any way to the Product or developed during PPTI'S performance under Article 3.01 ("PPTI Inventions") shall belong to PPTI.

     (b) PPTI may file applications for U.S. and/or foreign patents at its own expense for such PPTI Inventions and shall keep FEMCARE fully and promptly informed as to such PPTI Inventions and the filing, prosecution and maintenance of such patent applications) and patent(s) and corresponding foreign patent applications.

     (c) If PPTI does not elect to file, prosecute or maintain any such patent applications or patent(s) on such PPTI Inventions after being reduced to practice, PPTI shall so notify FEMCARE and FEMCARE shall, in its sole discretion, have the right to require that PPTI file, prosecute or maintain on a country-by-country basis such patent applications or patent(s) on such PPTI Invention in which case FEMCARE shall pay the costs and expenses of and manage the prosecution of such patent application(s) or patent(s) and

           PPTI will co-operate fully and promptly with FEMCARE in respect of such management and prosecution.

     (d) Until FEMCARE shall have recovered all costs and expenses associated with filings, prosecuting, issuing and maintaining said patent applications or patent(s) FEMCARE'S obligation to pay royalties to PPTI pursuant to Article 4.02 shall be reduced from *** to not less than *** for Net Sales in each Territory in which the patent application is being prosecuted.


9.02 FEMCARE Inventions. Title to any inventions and discoveries made by
     ------------------
     FEMCARE employees or agents without inventive contribution by PPTI employees or agents and conceived or first reduced to practice under this Agreement (hereinafter, "FEMCARE Inventions") shall belong to FEMCARE. FEMCARE may file patent application(s) for FEMCARE Inventions in its own discretion and at its own expense.

9.03 Joint Inventions.
     ----------------

     (a) Title to any inventions or discoveries made jointly by employees or agents of PPTI and FEMCARE and conceived or first reduced to practice under this Agreement ("Joint Inventions") shall belong to PPTI and FEMCARE jointly, i.e., each shall own an undivided one-half interest therein.

     (b) PPTI and FEMCARE shall keep each other fully and promptly informed as to such Joint Inventions.

     (c) After Joint Inventions are reduced to practice FEMCARE shall have primary responsibility for filing, prosecuting and maintaining any U.S. patent application(s) or patent(s) and foreign counterpart thereof for Joint Inventions, but shall give full consideration to PPTI's recommendations including selection of attorney(s).

------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     (d) The expenses for Joint Inventions shall be borne equally by FEMCARE and PPTI, but either may, by giving at least one month's notice to the other, withdraw from further participation in the filing, prosecution and/or maintenance of any such patent application(s) or patent(s)and shall not be liable for any expenses incurred after written notice is given.

     (e) If either party does not elect to file, prosecute or maintain any such patent application (s) or patent(s) in a country or countries or after electing to participate in the filing, prosecution and/or maintenance on such Joint Inventions in a country or countries, does not pay its share of the expenses within one hundred twenty (120) days of written notification of expenses being due, the other party, in its sole discretion, shall have the right to file, prosecute or maintain at its expense on a country-by-country basis each such patent application(s) and patent(s).

     (f) If FEMCARE pays all of the costs and expenses of filing, prosecuting and maintaining any Joint Invention, until FEMCARE recovers one-half of such costs and expenses, its royalty rate to PPTI in the Territory in which the patent issues shall be reduced from *** to not less than
           ***.

     (g) If PPTI pays all of the costs and expenses of filing, prosecuting and maintaining any Joint Invention, until PPTI recovers one-half of such reasonable costs and expenses, the royalty rate charged to FEMCARE, its Affiliates and distributors in the Territory in which the Patent issues shall increase from *** to not more than ***.

9.04 Each party shall require its employees or agents responsible for conducting research in performance of this Agreement to keep contemporaneous records of their results and findings in sufficient detail to document any inventions of discoveries made by such employees and agents under this Agreement in bound notebooks (that shall be reviewed and signed by a witness on a regular basis).


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

9.05 PPTI and FEMCARE will cooperate in a timely manner to prepare, review and execute patent applications and all such further papers, as may be necessary to enable the parties or the party pursuing any patent application to protect Joint Inventions by patent in any and all countries and to vest title to said patent application(s) and patent(s) and assist in Patent Office proceedings.

9.06 If either party wishes to practice a Joint Invention patented in its sole name or in the joint names of the parties outside the grant provided to FEMCARE under Article 2.01, the party practicing the patented Joint Invention will pay to the other party a royalty of not less than *** nor more than *** of the Net Selling Price of any Joint Product. In no event shall such royalty be payable with respect to the use of a Joint Invention by one party to provide goods or services to the other party. Provided however, that if a party seeks to practice such Joint Invention for which it did not pay its share of the cost and expenses, such party shall have to reimburse the party that paid the costs and expenses one-half of the costs and expenses incurred in the country or countries in which the party is seeking to practice the Joint Invention.

9.07 Clause 4.02 (except for paragraph (b)) shall apply in respect of any such royalty payable making such changes as are necessary to reflect the proper payor and payee of the royalty hereunder, and when the royalty is payable by PPTI to pay it in Pounds Sterling.

10    TERM AND TERMINATION

10.01 The term of this Agreement shall commence as of the date it is executed and delivered by both parties, and, unless terminated earlier in accordance with its terms, shall continue for an initial period of the greater of twenty (20) years from the Effective Date or the date upon which the last of the Patents in the Territories expires.


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

10.02 This Agreement may be terminated as follows:

      (a)  (i)     By one party in the event the other substantially fails to perform or otherwise breaches any of its material obligations, other than obligations to pay money or achieve a Performance Benchmark under this Agreement by giving notice of its intent to terminate and stating the grounds therefor.

           (ii) The party receiving the notice shall, subject to the provisions of Article 15 and sub-paragraph (v) of this paragraph (a) have sixty (60) days from the date of receipt thereof to cure the failure or breach.

           (iii) In the event such breach is cured, the notice shall be of no effect.

           (iv) In the event it is not cured, this Agreement shall, without further action, terminate at the end of such sixty (60) day period.

           (v) Notwithstanding the foregoing provisions of this Article 10 if the failure to perform or other breach is due to circumstances referred to in Article 17 and such party has complied with the provisions of such Article 17 and is making all reasonable efforts to perform or cure such failure or breach, Article 10.02 (a) shall not apply unless or until the failure to perform or other breach shall have lasted continuously for one hundred and twenty (120) days from the initial receipt of notice of breach.

      (b)  (i)     By one party in the event the other fails to make any payment of money due under this Agreement or the Supply Agreement by giving notice of its intent to terminate and stating the amount of money due, reason said amount is due, and the intended termination date.

           (ii) The party receiving the notice shall, subject to the provisions of Article 15 have thirty (30) days from the date of receipt thereof to cure the failure to pay (during which time if PPTI is the party issuing the notice it shall not be obligated to supply Product to FEMCARE under the Supply Agreement unless payment of such Product is protected by a suitable letter of credit).

           (iii) In the event such payment breach is cured, the notice shall be of no effect.

           (iv) In the event it is not, this Agreement shall, without further action terminate at the end of such thirty (30) day period.

      (c)  (i)     Subject to Schedule B, by one party in the event the other party substantially fails to meet its Performance Benchmarks through no fault of the first party by giving notice of its intent to terminate and stating the grounds therefor.

           (ii) The party receiving the notice shall subject to the provisions of Article 15 have one hundred eighty (180) days from the date of receipt thereof to cure the default by achieving the Performance Benchmark.

           (iii) In the event such default is cured, the notice shall be of no effect.

      (d) FEMCARE is dissolved or liquidates, makes a general assignment for the benefit of its creditors, files a voluntary petition under any applicable bankruptcy or insolvency law, has a receiver appointed for its property, or has a petition for bankruptcy or insolvency filed against it which petition is not dismissed within one hundred eighty
           (180) days after filing.

10.03 If the party in default under Article 10.02 is FEMCARE, and the default is not cured within the applicable period, this Agreement shall, unless PPTI notifies FEMCARE in writing prior to the end of such period, without further action, terminate at the end of such period and PPTI shall be entitled to use any and all data and information of FEMCARE to continue obtaining Regulatory Approvals in its own name and right.

10.04 If FEMCARE shall have properly exercised its rights to withdraw the Escrow Materials from the Escrow pursuant to the Escrow Agreement (and correspondingly exercised its option under Article 2.02 above, FEMCARE may continue to prosecute any Regulatory Approvals in the Territories and shall be entitled to deduct from any sums payable to PPTI whatsoever any moneys due to it from PPTI whether in respect of any breach of this Agreement by PPTI or otherwise; provided that if FEMCARE does not exercise as aforesaid and serve notice of termination upon PPTI, this Agreement shall terminate and the deposits in the Escrow under the Escrow Agreement shall be returned to PPTI.

10.05 Effects of Termination or Expiration. Subject to Articles 10.04 and 11
      ------------------------------------
      upon the expiration or termination of this Agreement under 10.01 and 10.02 above, the obligations of PPTI and the rights of FEMCARE hereunder shall immediately terminate.

      Provided that following such expiration or termination FEMCARE, its Affiliates, distributors and sub-licensees shall continue to have the right to sell, for a reasonable period not to exceed ninety (90) days following the date of termination or expiration, any Product then held in its inventory at not less than 75% of its then usual and customary sales prices.

      Provided further that notwithstanding such termination or expiration, FEMCARE shall pay to PPTI any royalties due to it through and including the sale of such inventory Product.

10.06 Escrow Agreement.   To secure its obligations to manufacture and supply
      ----------------
      Product or enable FEMCARE to manufacture or have manufactured Product in certain circumstances, PPTI has agreed to enter into an Escrow Agreement of even date herewith.

11    RIGHTS UPON TERMINATION

11.01 Subject to Article 10, the termination or expiration of this Agreement shall not relieve and release either party from its obligations to make any other payment which may be owing to the other party under the terms of this Agreement or from any other liability which either may have to the other arising out of this Agreement or the breach of this Agreement.

11.02 All provisions of this Agreement which in order to give effect to their meaning need to survive its termination or expiration shall remain in full force and effect thereafter.

12    ADVERSE EFFECTS

12.01 (a)  The parties recognize that the holder of or applicant for Regulatory
           Approvals for a country may be required to submit information and file reports to various governmental agencies on Products under clinical investigation, Products proposed for Commercialization, or Commercialized Products.

      (b)  Consequently, each party agrees to provide to the other within three
           (3) Business Days (any day other than a Saturday, Sunday or legal holiday in the U.S. on which banks in New York shall be closed) of the initial receipt a copy of a report of any adverse experience with Product that is serious or unexpected.

      (c) Serious adverse experience means any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose.

      (d) An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or labeling for the Product.

12.02 In the case where either party has licensed the sale of Product to a third party, each party agrees to obligate any such licensee or distributor thereof to promptly report to the licensing party any serious adverse experience or unexpected adverse experience relating to such Product so that each party can report such experience to the other party pursuant to the provisions hereunder.

13    PATENTS

13.01 (a)  Subject to Article 13.02(a) PPTI agrees faithfully, at its sole expense to diligently prosecute to (and thereafter maintain) all patents applications for Patents referred to in paragraph (a) of the definition of "Patents" in the United States and, when reasonable under the circumstances or required by a Patent Office because more than one invention is claimed in an application, to file and prosecute additional patent applications, re-examinations, reissues or the like covering patentable technology disclosed in the Patents in the United States and within any applicable time limits to file foreign corresponding applications in the Territories (unless otherwise agreed in writing by FEMCARE) and to prosecute the same to grant and thereafter maintain the same.

      (b) PPTI shall have the duty and responsibility to pay when due for payment all taxes, maintenance fees and annuities on the Patents and to maintain in force all patents within the Patents granted in the Territories for the full terms thereof.

      (c) PPTI shall within thirty (30) days of mailing or receipt, provide FEMCARE with copies of all future filed patent applications relating to the Patents and, upon request, all correspondence from and to patent offices worldwide relating to both the Patents and future filed patent applications, re-examinations, reissues or the like.

13.02 (a) If PPTI, in its discretion, decides not to comply with any of the actions required to be taken by it under Article 13.01(a) and notifies FEMCARE in writing accordingly (such notice to specify clearly the countries in respect of which it is not going to take such actions) at least three months before the expiration of any material time period in respect of such actions, PPTI will be released from its obligations thereunder in respect of the actions so notified. PPTI shall so notify FEMCARE and FEMCARE shall, in its sole discretion, have the right to elect to assume the prosecution of such patent application on behalf of PPTI in respect of any such actions (including for the avoidance of doubt filing any applicable patent applications and prosecuting to grant any applicable patents and thereafter maintaining such patents) and PPTI shall co-operate fully and promptly with FEMCARE in the taking of any such actions by it.

      (b) If FEMCARE so elects, it shall pay the costs and expenses of taking such actions and, notwithstanding anything in Section 4.02 to the contrary, FEMCARE's obligation to pay a royalty to PPTI in such country which is a Territory under Article 4 shall be reduced from *** to no less than *** until FEMCARE shall have recovered all costs and expenses associated with filings, prosecuting, issuing and maintaining said patent applications or patent(s).

      (c) If the country to which paragraph (b) of this Article 13.02 is the United States FEMCARE shall be entitled to deduct all costs and expenses as aforesaid from any sums payable to PPTI under this Agreement until they have been reimbursed in full.

      (d) PPTI shall not be deemed to be in breach of this Agreement for failing to comply with Article 13.01(a) to the extent that it fails to take any actions properly notified to FEMCARE pursuant to Article 13.02(a).

13.03 (a)  The parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Common Market and other similar measures in any other country in the Territories.

      (b) Without limiting the foregoing, PPTI agrees to notify FEMCARE promptly upon receipt of any PMA approval to Commercialize Product in the United States and PPTI agrees to file an application for patent extension in the U.S. Patent and Trademark Office within the sixty
           (60) day period following the receipt of such PMA approval.

14    INFRINGEMENT


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

14.01 (a)  If, as a result of the manufacture or Commercialization of the
           Product in the Territories pursuant to this Agreement and the Supply Agreement, PPTI and its Subsidiaries or FEMCARE and/or its Affiliates, distributors or sub-licensees, are sued for patent infringement or infringement of other intellectual property rights or threatened with such a lawsuit or other action by a third party, PPTI and FEMCARE shall promptly meet to analyze the infringement claim and avoidance of same.

      (b) If following such meeting the parties fail to agree on a joint program of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then FEMCARE shall be entitled to take action against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action. PPTI shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expenses.

      (c) If it is necessary to obtain a license from such third party, PPTI and FEMCARE in negotiating such a license shall in the extent practicable use their reasonable efforts to minimize the license fees and/or royalty payable to such third party.

      (d) If FEMCARE or its Affiliates, distributors or sub-licensees shall be obligated to pay a license fee and/or royalty to a third party under such licence as the result of the Commercialization of the Product or the use of Patents or Know-How then PPTI shall elect within ten (10) days of the execution of the license with such third party to:

           (i) pay all fees and expenses associated with obtaining and maintaining the license; or

           (ii)    to have the royalties specified in Article 4.02 reduced by
                   ***.

      (e) FEMCARE shall be entitled to deduct from up to one-half of the royalties payable under clause 4.02 any sums paid to third parties (including without limitation damages, payments in settlement of litigation and reasonable cost and expenses incurred in relation to any alleged or actual infringement of third party rights in the manufacture or


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

           Commercialization of any product; provided that such payments are specifically approved, in advance, by PPTI, such approval to not be unreasonably withheld or delayed).

14.02 (a)  In the event that there is infringement of a Patent involving the
           Product by a third party in the Territories, PPTI and FEMCARE shall notify each other in writing to that effect immediately upon becoming aware of the same, including if practicable with said written notice evidence establishing a case of infringement by such third party.

      (b) FEMCARE shall have the right, in its sole discretion, but not the obligation to bring such suit at its own expense and in its own name, if possible, or jointly in its name and in the name of PPTI or if necessary in PPTI's sole name.

      (c) FEMCARE shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit; provided, however, that at its option exercised by notice in writing to FEMCARE before it commences such suit PPTI may contribute to the expenses of any such suit and, in such event, FEMCARE and PPTI shall share proportionately to their respective contributions all damages or other monies awarded or received in settlement of such suit.

      (d) PPTI will cooperate with FEMCARE in any such suit and shall have the right to consult with FEMCARE and, if it elects pursuant to the proviso to paragraph (c) of this Article, to be separately represented by its counsel at its own expense.

14.03 (a)  In the event that there is infringement of a patent of a Joint
           Invention jointly owned by the parties outside the grant provided to FEMCARE under Article 3.01 by a third party, PPTI and FEMCARE shall notify each other in writing to that effect immediately upon becoming aware of the same, including if practicable with said written notice evidence establishing a case of infringement by such third party.

      (b) PPTI and FEMCARE shall meet to analyze the infringement claim, the evidence of same and attempt to agree upon a suitable approach for addressing said infringement.

15    ARBITRATION OF DISPUTES

15.01 Excepting only actions and claims relating to actions commenced by a third party against PPTI or FEMCARE (including, without limitation, for injuries caused by a Product or in respect to a trademark or patent infringement claim), any controversy or claim arising out of or relating to the terms and conditions of this Agreement, or the decision to agree upon these terms, or the breach thereof, including questions of validity, infringement, or termination hereof, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association. If such controversy or claim relates to patent validity or infringement, then the Patent Arbitration Rules of the AAA shall apply; otherwise the International Arbitration Rules of the AAA shall apply. Notwithstanding the foregoing to the contrary or in the arbitration rules invoked or in this Section 15, the parties retain the right to request a judicial authority to invoke interim measures of protection, and such request shall not be deemed incompatible with this agreement to arbitrate or a waiver of the right to arbitrate.

15.02 There shall be one (1) arbitrator to be mutually agreed upon by the parties and to be selected from the Regional Panel of Distinguished Neutrals. If the parties are unable to agreeupon such an arbitrator who is willing to serve within ten (10) days of receipt of the demand by the other party, the parties shall within three (3) days select one of the five largest international public accounting firms (excluding those providing services to the parties) and engage the managing partner or senior officer of its New York City office to designate a partner of such firm to serve as the arbitrator. Failing that, then the AAA shall appoint an arbitrator willing to serve from the Regional Panel of Distinguished Neutrals, or if no such panel exists, then from an appropriate AAA panel. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute.

15.03 (a)  The arbitration shall be held in the City of New York, State of New
           York, U.S.A. and the arbitrator shall apply the substantive law of Delaware except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

      (b) The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

      (c) The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party.

      (d) The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present, but no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase.

      (e) The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

      (f) The arbitrator shall not be empowered to award either party exemplary or punitive damages or any enhanced damages for willful infringement and the parties shall be deemed to have waived any right to such damages.

      (g)  A qualified court reporter will record and transcribe the proceeding.

      (h) The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

      (i) Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrator's selection or appointment and within 20 days of the close of evidence.

      (j) The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties' confidential information.

      (k) The fees of the arbitrator and the AAA shall be paid as designated by the arbitrator or, if he shall not so designate, they shall be split equally between the parties.

16    NOTICES

16.01 Notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered mail, return receipt requested, or when sent by facsimile or other telegraphic means. Such notices shall be effective upon receipt, if by personal delivery, on the third business day following date of the receipt for registered mail, or if by facsimile, on the date of the confirmation of "ok" transmission. Addresses and persons to be notified may be changed by either party by giving written notice thereof to the other party.


For FEMCARE:

      FEMCARE UROLOGY LIMITED.
      St. Peter's Street
      Nottingham NG7 3EN United Kingdom
      Attention:  B. Sweeney
      Fax:   011-44-115-942-0234


With a copy to:

      Nelsons Solicitors
      Pennine House, 8 Stanford Street
      Nottingham,  NG1 7BQ
      FAX: 0115 958 9113
      Attention:  David J. Tillcock

For PPTI:

      Protein Polymer Technologies, Inc.
      10655 Sorrento Valley Road
      San Diego, California 92121
      Attention:  President
      Fax: (858) 558-6477


With a copy to:

      Piper Marbury Rudnick & Wolfe
      203 North LaSalle Street, Suite 1800
      Chicago, Illinois 60601
      Fax: (312) 630-5322
      Attention:  John H. Heuberger

17    FORCE MAJEURE

17.01 (a)  Subject to compliance with paragraph (b) of this Article 17 any delays in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by any occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; embargo; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

      (b) Any party affected by such force majeure who wishes to rely on the provisions of paragraph (a) of this Article shall as soon as reasonably practicable give notice to the other party specifying the matters constituting force majeure together with such evidence thereof as it can reasonable give and specifying the period for which it is estimated that the such delay will continue.

18    SAVINGS PROVISION

18.01 The invalidity of any provision of this Agreement shall not impair the validity of any other provision; and any provision hereof which might otherwise be invalid or contravene any applicable law shall hereby be deemed to be amended to the extent necessary to remove the cause of such invalidity and to the extent practicable to continue the intent of such provision and of this Agreement, and such provision, as so amended, shall remain in full force and effect as a part hereof.

19    RELATIONSHIP OF PARTIES

19.01 Each party shall act as an independent contractor in carrying out its obligations under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have the right, power or authority to act or create any obligation, express or implied, on behalf of the other party. This Agreement shall not be construed to create rights, express or implied, on behalf of or for the use of any party aside from FEMCARE and PPTI, and neither party shall be obligated, separately or jointly, to any third parties by virtue of this Agreement.

20    WARRANTIES

20.01 FEMCARE warrants that it shall use its best efforts to comply with all laws applicable to the purchase, storage, transport, labeling, distribution or Commercialization by it of the Product in the Territories, shall comply with the U.S. Export Administration laws and regulations and shall not export or re-export any technical data or Intellectual Property, or the direct products of such technical data or Intellectual Property, or Products to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized to do so by the U.S. government.

20.02 PPTI represents and warrants to FEMCARE that the following statements are true and accurate in all material respects as follows:

      (a) To its knowledge and belief, it has sufficient right and title to and ownership of, free and clear of all liens, claims and encumbrances of any nature, the Intellectual Property to grant to FEMCARE the various rights and Licenses granted to FEMCARE under this Agreement;

      (b) It has not done and subject to clause 23, will not do nor agree to do during the term of this Agreement, any of the following things if to do so would be materially inconsistent with the exercise by FEMCARE of the rights granted to it under this Agreement, assign, mortgage, hypothecate, or otherwise transfer any of the Patents or any of its rights or obligations under this Agreement;

      (c) It is not aware that any third party owns any rights in the Intellectual Property;

      (d) It is not aware that any third party owns any rights which would be infringed by the use of the Patents in accordance with provisions of this Agreement;

      (e) It has reasonable grounds for believing that the Product in its present form will constitute substantially the Product for Commercialization in the Territories;

      (f) There is no information known to PPTI concerning the Product not previously incorporated in the IDE *** or disclosed to FEMCARE which indicates that it may not be safe for administration to humans or that the development and Commercialization of the Product would not be commercially successful.

------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

      (h) To PPTI's knowledge as of the date of this Agreement, no corporation, limited liability partnership or partnership which has more than 250 employees and either an annual turnover which exceeds Euro 40 million or an annual balance sheet total exceeding Euro 27 million owns more than 25% of the share capital or voting rights of PPTI.

21    INTEGRATION AND CONFLICT

21.01 (a)  It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings provided herein. The parties have in this Agreement and in the related Supply Agreement and Escrow Agreement incorporated the representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein and in the Supply Agreement and Escrow Agreement, neither party has made any undertaking or other commitment to the other concerning its future activities. Accordingly, this Agreement and the related Supply Agreement and Escrow Agreement:

           (i) constitute the entire agreement and understanding between the parties with respect to the subject matter contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than as set forth in this Agreement and the related Supply Agreement and Escrow Agreement; and

           (ii) supersede all previous understandings and agreements, and representations between the parties, whether written or oral, relating to the subject matter.

      (b) The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

      (c) The parties agree that each has had the opportunity to be represented by counsel of it choosing including the negotiations that preceded this Agreement.

      (d) In the event of any conflict between the provisions of this Agreement and the Supply Agreement, unless expressly stated in this Agreement, the provisions of this Agreement shall prevail.

22    GOVERNING LAW

22.01 This Agreement shall be construed and the rights of the parties shall be determined in accordance with the substantive laws of the State of Delaware, without regard to its conflict of laws principles, except that the Arbitration provisions contained herein shall be governed as stated in
      Section 15.

23    ASSIGNMENT

23.01 Except as specifically provided herein each party in its sole discretion, may assign or transfer all or a portion of its rights under this Agreement to any of its Affiliates, or designate or cause any Affiliate to have the benefit of all or a portion of its rights hereunder; provided, however, that any such party shall remain liable for the performance by its Affiliate under this Agreement. Also, either party may assign this Agreement to a party purchasing substantially all of the assets or operations of such party. Except as herein provided, neither party shall assign or otherwise transfer this Agreement or any part hereof to any third party without the prior written permission of the other party.

24    BANKRUPTCY

24.01 All rights and licenses granted under or pursuant to this Agreement by a party acting as licensor to the other party as licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code") licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The licensor of such rights agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor under the Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to licensee (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless licensor elects to continue to perform all of its obligations under this Agreement, or [(ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of licensor upon written request therefor by licensee.

IN WITNESS WHEREOF, and FEMCARE have caused this Agreement to be executed in duplicate by their fully authorized representatives.


PROTEIN POLYMERS, INC                       FEMCARE



By:  /s/ Thomas Parmeter                    By:  /s/ Bernard Sweeney
   ---------------------------                 ---------------------------
     Thomas Parmeter                             Bernard Sweeney
     President and CEO                           Managing Director

Date January 26, 2000                       Date     January 26, 2000
    --------------------------                  --------------------------


THE UNDERSIGNED PARENT COMPANY OF PROSPECTIVEPIERCING LIMITED (TO BECOME FEMCARE UROLOGY LIMITED), TO INDUCE PROTEIN POLYMER TECHNOLOGIES, INC. TO ENTER INTO THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT, ADEQUACY AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, HEREBY IRREVOCABLY AND UNCONDITIONALLY GUARANTEES THE TIMELY AND FULL PERFORMANCE AND PAYMENTS UNDER THIS AGREEMENT BY PROSPECTIVEPIERCING LIMITED AND AGREES THAT IT SHALL BE BOUND BY THE ARBITRATION PROVISIONS HEREIN AS IF A FULL PARTY HERETO.



                Date:     January 26, 2000
                     ----------------------------



By:   /s/ Bernard Sweeney
   ------------------------------
      Bernard Sweeney
      Managing Director

                                   SCHEDULE A

                              Schedule of Patents
                              -------------------




                                                                                      Corresponding
                                                                                  International Patents
Patent Number                  Issue Date                  Title                   and/or Applications
--------------                 -----------        -------------------------      -------------------------

U.S. 5,243,038                 Sep 7, 1993        Construction of Synthetic      PCT/US87/02822: Issued in
                                                  DNA and Its Use in Large       Australia, Finland, New
                                                  Polypeptide Synthesis          Zealand; ***

U.S. 5,606,019                 Feb 25, 1997       Synthetic Proteins as          PCT/US95/02772: ***
                                                  Implantables

U.S. 5,770,697                 Jun 23, 1998       Peptides Comprising            Not Applicable
                                                  Repetitive Units of Amino
                                                  Acids and DNA Sequences
                                                  Encoding the Same

Patent Application Number      Filing Date        Title                          Corresponding
                                                                                 International Patents
                                                                                 and/or Applications

PCT/US89/05016                 Nov 7, 1989        Functional Recombinantly       Issued in Australia,
                                                  Prepared Synthetic Protein     Europe, Finland, Norway,
                                                  Polymer                        South Korea; ***

U.S. S/N 08/482,085            Jun 7, 1995        Peptides Comprising            Not Applicable
                                                  Repetitive Units of Amino
                                                  Acids and DNA Sequences
                                                  Encoding the Same

***                            ***                ***                            ***

***                            ***                ***                            ***
***                            ***                ***                            ***


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE B

             PRODUCT DEVELOPMENT AND REGULATORY APPROVAL MILESTONES



MILESTONE                                       TARGET DATE
---------                                       -----------

BEGIN NON-U.S. CLINICAL EFFICACY TRILAS         ***

BEGIN EUROPEAN PRODUCT SALES                    ***

BEGIN AUSTRALIAN PRODUCT SALES                  ***

BEGIN MINIMUM ROYALTY PERIOD                    ***

* Provided that any failure to achieve this Performance Benchmark shall not give rise to a right of termination of this Agreement even if the failure is not cured within the required time period. In the event of such failure, FEMCARE's license for Australia hereunder shall cease to be exclusive and shall become non-exclusive for remaining term of, and subject to, this Agreement.



------------------------
***   Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE C

***








------------------------
***   Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE D

                            LIST OF THE TERRITORIES

                                  TERRITORIES

                    Norway                         France
                    Finland                        Germany
                    Iceland                        Greece
                    Liechtenstein                  Ireland
                    Sweden                         Italy
                    Switzerland                    Luxembourg
                    Hungary                        Netherlands
                    Poland                         Portugal
                    Austria                        Spain
                    Belgium                        UK
                    Denmark                        Australia

     ***



------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.




                                      D-1